EXHIBIT 99.1

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Two Clinical Studies Indicate SpectRx Non-invasive Cervical Cancer Detection Device Accurately Detects Disease While Reducing False Positive Results

Studies show non-invasive device provides better overall results than Pap and HPV testing alone

LAS VEGAS, NV (March 16, 2006) - Two clinical studies indicate that a non-invasive cervical cancer detection device, being developed by SpectRx, Inc. (OTCBB: SPRX), is more effective at determining whether a woman has cervical precancer or a benign lesion than traditional testing, including Pap and HPV. Results of the two studies were presented at the American Society for Colposcopy and Cervical Pathology (ASCCP) Biennial meeting this week.

"A non-invasive test that accurately detects cervical precancer and reduces the 'false positive' rate could be very valuable for women and for the healthcare system," said Mark Faupel, president and chief operating officer of Guided Therapeutics, Inc., the SpectRx subsidiary formed to commercialize the non-invasive cervical cancer detection device. "Taken together, these studies indicate that the Guided Therapeutics device could potentially reduce a large percentage of painful, anxiety producing and unnecessary procedures while detecting cancer at rates higher than Pap tests alone, which may miss up to half of all cancers and precancers."

One study, conducted at the University of Texas Southwestern Medical Center, compared the results of a Pap test and the SpectRx non-invasive test against the results of a Pap test and HPV test. Results were reported on 102 women who underwent biopsy. The sensitivity (the ability to accurately detect cancer) of both tests was 95%. The specificity (the ability to accurately detect benign or healthy tissue) of the Pap/SpectRx test was 65.5% versus 27.4% for the Pap/HPV test.

The second study was conducted at clinical sites in Emory University/Grady Memorial Hospital in Atlanta, Medical College of Georgia in Augusta, GA, University of Miami and St. Francis Hospital/University of Connecticut in Hartford and reported results on 572 women who underwent clinical pathology. The sensitivity and specificity of the SpectRx test was 95% and 55%, respectively. The study was conducted on a population referred to biopsy or with an atypical Pap test result.

The non-invasive cervical cancer detection device, which is undergoing FDA pivotal clinical trials, uses proprietary technology to identify cancers and precancers painlessly and non-invasively by analyzing light reflected from the cervix. The device creates an image of the cervix that highlights the location and severity of disease. The technology distinguishes between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the non-invasive test does not require a tissue sample or laboratory analysis, and results are available immediately. To date, more than 1,800 women have been tested with prototypes of the non-invasive cervical cancer detection device. Research and commercialization of the device are being funded, in part, by grants from the National Cancer Institute (NCI).

According to published reports, cervical cancer is the third most common cancer among women worldwide. Globally, there are approximately 471,000 cases of cervical cancer diagnosed annually and approximately 233,000 deaths per year. Approximately 60 million Pap tests are performed annually in the United States.

About Guided Therapeutics, Inc. -

Guided Therapeutics, Inc. is a subsidiary of SpectRx, Inc. Guided Therapeutics is developing and plans to bring to market the non-invasive cervical cancer detection technology. SpectRx intends to separately finance Guided Therapeutics. For more information, visit www.guidedtherapeutics.com.

About SpectRx, Inc. --

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. For more information, visit www.spectrx.com.

The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent quarterly reports.

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